Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AEP Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-121710 and 333-187837) on Form S-8 of AEP Industries Inc. of our report dated January 17, 2017, with respect to the consolidated balance sheets of AEP Industries Inc. and subsidiaries as of October 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 31, 2016, which report appears in the October 31, 2016 Annual Report on Form 10-K of AEP Industries Inc.

/S/ KPMG LLP
Short Hills, New Jersey January 17, 2017